Exhibit 10.2
EIGHTH AMENDMENT TO

ERIE INSURANCE GROUP EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective January 1, 2015)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Employee Savings Plan (the “Plan”) under an amendment and restatement effective as of January 1, 2015;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company desires to amend the Plan to clarify provisions relating to eligibility for Plan loans.

NOW, THEREFORE, effective as of January 1, 2021, Section 7.7 of the Plan is deleted in its entirety and the following shall be inserted in lieu thereof:

7.7    Availability of Loans
Subject to the provisions of Sections 7.7, 7.8 and 7.9, an Eligible Applicant may apply for a loan from the Plan. Any such application shall be approved or denied by the Administrator in accordance with a uniform, non-discriminatory policy and such action by the Administrator shall be final. Plan loans shall be available for the purpose of enabling an Eligible Applicant to meet one of the following unusual or special financial needs of the Eligible Applicant and the Administrator must be satisfied that any loan hereunder is not in excess of the amount necessary to meet the unusual or special financial need:

(a)purchase or construction of the Eligible Applicant’s principal residence;

(b)substantial capital improvements to the Eligible Applicant’s principal residence;

(c)payment of tuition, related educational fees and room and board expenses, for the next 12 months of post-secondary education for the Eligible Applicant, his Spouse, his children, or his dependents (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B));

(d)unreimbursed expenses for medical care described in Code Section 213(d) incurred by the Eligible Applicant, his Spouse, his children, or his dependents as defined in Code Section 152, or necessary for these persons to obtain medical care described in Section 213(d) of the Code;

(e)unreimbursed expenses related to the upcoming adoption of a child who will become the Eligible Applicant’s dependent; or

(f)payment of burial or funeral expenses for the Eligible Applicant’s deceased parent, his Spouse, his children, or his dependents as defined in Code Section 152, without regard to Code Section 152(d)(1)(B).

All loans approved shall be effective as of the “loan effective date” (as hereinafter defined) provided the loan application was submitted to the Administrator within a reasonable time (as determined by the Administrator) prior to the loan effective date. All loans shall be made only in consideration of adequate security. For purposes hereof the term “loan effective date” shall mean the date, mutually agreed upon by the Participant and the Administrator, on which the loan shall be considered effective.

The Administrator may establish rules governing the granting of loans, provided (i) that such rules are not inconsistent with the provisions of Sections 7.7, 7.8 and 7.9, (ii) that any such rules adopted by the Administrator shall be described in the documents supporting the loan transaction and (iii) that loans are made available to all Eligible Applicants on a reasonably equivalent basis and are not made available to Eligible Applicants who are Highly Compensated in an amount greater than the amount made available to other Eligible Applicants.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 15th day of July, 2021.

ERIE INDEMNITY COMPANY

ATTEST:

/s/ James G. Nealon III	By: /s/ Brian W. Bolash

Title: SVP, Secretary & General Counsel

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